                                                                      EXHIBIT 11

            COMPUTATION OF PRIMARY/FULLY DILUTED SHARES OUTSTANDING
                 USED IN INCOME (LOSS) PER SHARE CALCULATIONS

                       QUARTER ENDED SEPTEMBER 30,  NINE MONTHS ENDED SEPTEMBER 30,
                       ---------------------------  -------------------------------
                            1995         1994           1995          1994
                            ----         ----           ----          ----
PRIMARY:
-------

Average Shares           27,445,167    16,509,593    27,445,167    16,509,593
Outstanding

Dilutive Shares              78,952         -            28,375         -
resulting from
stock options -
based on treasury
stock method using
average market price

Dilutive Shares
resulting from  -             -             -             -             -
redeemable
preferred stock***

Weighted Average Common  27,524,119    16,509,593    27,473,542    16,509,593
                         ==========    ==========    ==========    ==========
Stock & CSE Outstanding

FULLY DILUTED:
-------------

Average Shares           27,445,167    16,509,593    27,445,167    16,509,593
Outstanding

Dilutive Shares              78,952         -            46,280         -
resulting from stock
options - based on treasury
stock method using
the greater of the
period-end market price
or average market price

Dilutive Shares resulting   145,714         -            48,038         -
from redeemable preferred
stock - treated as
converted to common stock
on the date of issuance


Weighted Average         27,669,833    16,509,593    27,539,485    16,509,593
                         ==========    ==========    ==========    ==========
Common Stock
& CSE Outstanding

*** Treated as if converted to common stock on the date of issuance if the effective yield is less then two-thirds the average Aa corporate bond rate at issuance:

          Dividends at Stated Rate                      2,600,000  =  5.8%
                                                       ----------
          Fair Value of Convertible Preferred Stock    44,500,000


          Average Aa bond rate = 7.5% x .667 = 5.0%

NOTE - The effects of CSE on Earnings per Share calculations were less than 3%, therefore they were not used in the EPS calculation.

          (27) Financial Data Schedule

     (b.) Reports on Form 8-K


     The Company filed a Form 8-K on September 7, 1995 to announce that Megacable, S.A. de C.V., in which the Company has a 40% ownership interest, signed a nonbinding letter of intent on July 25, 1995 to form business relationship with MFS Communications Company, Inc. to provide local telecommunications services in Mexico City.